As filed with the Securities and Exchange Commission on August 31, 2022

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREENLANE HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization) 1095 Broken Sound Parkway, Suite 300 Boca Raton, Florida (Address of Principal Executive Offices)	83-0806637 (IRS employer identification number) 33487 (Zip Code)

Second Amended and Restated Greenlane Holdings, Inc. 2019 Equity Incentive Plan
(Full title of the plan)

Amir Sadr
General Counsel
Greenlane Holdings, Inc.
1095 Broken Sound Parkway, Suite 300
Boca Raton, Florida 33487
(887) 292-7660
(Name, address, including zip code and telephone number, including area code, of agent for service)

Copy to:

Justin R. Salon
Morrison & Foerster LLP
2100 L Street, NW
Suite 900
Washington, D.C. 20037
(202) 887-1500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer            ☐            Accelerated filer            ☐
Non-accelerated filer            ☒            Smaller reporting company        ☒
Emerging growth company        ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

EXPLANATORY NOTE

This Registration Statement is filed by Greenlane Holdings, Inc. (the “Company”) for the purpose of registering additional shares of the Company’s Class A common stock, $0.01 par value per share (the “Class A common stock”) under the Company’s Second Amended and Restated 2019 Equity Incentive Plan (the “Second Amended Plan”). On June 21, 2022, the Company filed with the Securities and Exchange Commission (the “Commission”) a definitive proxy statement that included a proposal to adopt the Second Amended Plan, which amends and restates the Company’s Amended and Restated 2019 Equity Incentive Plan adopted on August 26, 2021 (the “Amended Plan”) in its entirety. The Second Amended Plan, among other things, increases the number of shares of Class A common stock available for issuance under the Amended Plan by 15,700,000 before adjusting for the Reverse Stock Split (as defined below). The proposal to adopt the Second Amended Plan was approved by the Company’s stockholders on August 4, 2022. In addition, on August 4, 2022, the Company filed a Certificate of Amendment to the Company’s Amended and Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, which effected a one-for-20 reverse stock split (the “Reverse Stock Split”) of the Company’s issued and outstanding shares of Class A common stock and Class B common stock, $0.0001 par value per share (collectively, the “Common Stock”), at 5:01 PM Eastern Time on August 9, 2022. As a result of the Reverse Stock Split, every 20 shares of Common Stock issued and outstanding were converted into one share of Common Stock. The number of shares to be awarded under the Second Amended Plan is also being appropriately adjusted as a result of the Reverse Stock Split. Therefore, adjusting for the Reverse Stock Split this Registration Statement registers the 785,000 additional shares of Class A common stock available for issuance under the Second Amended Plan.

The 785,000 additional shares of Class A common stock available for issuance under the Second Amended Plan registered pursuant to this Registration Statement are the same class as those registered on the registration statement on Form S-8, which was filed with the Commission on August 31, 2021 (File No. 333-259211) and the registration statement on Form S-8, which was filed with the Commission on May 13, 2019 (File No. 333-231419) (together, the “Prior Registration Statements”), which are currently effective. Pursuant to General Instruction E to Form S-8, the contents of all the Prior Registration Statements, including any amendments thereto or filings incorporated therein, are incorporated by reference except as modified, supplemented or superseded herein.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in this Part I will be sent or given to the persons participating in the Second Amended Plan, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with the instructions to Part I of Form S-8, such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE

We hereby incorporate by reference in this Registration Statement the following documents previously filed by us with the Commission, except to the extent that such reports/documents are only “furnished” to the Commission:

1.The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed with the Commission on March 31, 2022, as amended by Amendment No. 1 thereto filed with the Commission on April 29, 2022;

2.The Company’s Quarterly Reports on Form 10-Q for the quarterly period ended March 31, 2022, filed with the Commission on May 16, 2022 and for the quarterly period ended June 30, 2022, filed with the Commission on August 15, 2022;

3.The Company’s Current Reports on Form 8-K filed with the Commission on January 4, 2022, March 2, 2022, March 10, 2022, April 13, 2022, April 18, 2022, June 28, 2022, July 1, 2022, July 19, 2022 (as amended by Amendment No. 1 thereto filed with the Commission on July 25, 2022) July 29, 2022, August 4, 2022, August 11, 2022, August 19, 2022 and August 30, 2022; and

4.The description of the Company’s Class A common stock contained in the Company’s Registration Statement on Form 8-A, filed with the Commission on April 18, 2019, which incorporates the description of the Company’s Class A common stock from the Company’s Registration Statement on Form S-1 (Reg. No. 333-230405), and all reports filed for the purpose of updating such description.

In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement (other than information in such filings deemed, under Commission rules or otherwise, not to have been filed with the Commission), and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document that is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES

Not applicable

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL

Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Delaware law permits a Delaware corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. The Company’s charter contains a provision which eliminates its directors’ and officers’ liability to the maximum extent permitted by Delaware law.

Delaware law requires a Delaware corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Delaware law permits a Delaware corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that: (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty; (b) the director or officer actually received an improper personal benefit in money, property or services; or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Delaware law, a Delaware corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Delaware law permits a Delaware corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and

(b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the standard of conduct was not met.

The Company’s charter authorizes it, to the maximum extent permitted by Delaware law, to obligate itself and the Company’s bylaws obligate it, to indemnify any present or former director or officer or any individual who, while a director or officer of the Company and at its request, serves or has served as a director, officer, partner, trustee, member or manager of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in any of the foregoing capacities and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. The Company’s charter and bylaws also permit it to indemnify and advance expenses to any individual who served a predecessor of the Company in any of the capacities described above and any employees or agents of the Company or a predecessor of the Company.

The Company entered into indemnification agreements with each of its executive officers and directors whereby it has agreed to indemnify such executive officers and directors to the fullest extent permitted by Delaware law against all expenses and liabilities, subject to limited exceptions. These indemnification agreements also provide that upon an application for indemnity by an executive officer or director to a court of appropriate jurisdiction, such court may order the Company to indemnify such executive officer or director. In addition, the Company’s directors and officers are indemnified for specified liabilities and expenses pursuant to the operating agreement of Greenlane Holdings, LLC, the Company’s subsidiary and Operating Company.

Insofar as the foregoing provisions permit indemnification of directors, officer or persons controlling the Company for liability arising under the Securities Act, it has been informed that in the opinion of the Commission this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED

Not applicable.

ITEM 8. EXHIBITS

The exhibits to this Registration Statement are listed below:

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of Greenlane Holdings, Inc. (Incorporated by reference to Exhibit 3.1 to Greenlane’s Current Report on Form 8-K, filed April 25, 2019).
3.2	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of Greenlane Holdings, Inc., effective August 9, 2022 (Incorporated by reference to Exhibit 3.1 to Greenlane's Current Report on Form 8-K, filed on August 4, 2022).

3.3	Second Amended and Restated Bylaws of Greenlane Holdings, Inc. (Incorporated by reference to Exhibit 3.2 to Greenlane’s Current Report on Form 8-K, filed April 25, 2019).
4.1	Form of Stock Certificate (Incorporated by reference to Exhibit 4.1 to Greenlane’s Registration Statement on Form S-1/A, filed on April 8, 2019).
4.2	Form of Convertible Promissory Note (Incorporated by reference to Exhibit 4.2 to Greenlane Holdings, Inc.’s Registration Statement on Form S-1, filed on March 20, 2019).
4.3	Description of Registrant’s Securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (Incorporated by reference to Exhibit 4.3 to Greenlane Holdings, Inc.’s Annual Report on Form 10-K, filed on April 24, 2020).

5.1*	Opinion of Morrison & Foerster LLP regarding the legality of the securities being registered
10.1*	Second Amended and Restated Greenlane Holdings, Inc. 2019 Equity Incentive Plan
23.1*	Consent of Marcum LLP
23.2*	Consent of Deloitte & Touche LLP
23.3*	Consent of Morrison & Foerster LLP (included in Exhibit 5.1)
24.1*	Powers of Attorney (included on signature page)
107*	Filing Fee Table
* Filed herewith

ITEM 9. UNDERTAKINGS

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on August 31, 2022.

GREENLANE HOLDINGS, INC.

Dated: August 31, 2022	By:	/s/ Nicholas Kovacevich
Name: Nicholas Kovacevich
Title: Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Nicholas Kovacevich or Darshan Dahya and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including post-effective amendments to the registration statement), and to file the same, with all exhibits thereto, and any other documents in connection therewith, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Nicholas Kovacevich	Chief Executive Officer	August 31, 2022
Nicholas Kovacevich	(Principal Executive Officer and Director)

/s/ Darshan Dahya	Chief Accounting Officer (Principal Financial and Accounting Officer)	August 31, 2022
Darshan Dahya	Chief Accounting Officer (Principal Financial and Accounting Officer)

/s/ Donald Hunter	Chairman of the Board of Directors	August 31, 2022
Donald Hunter

/s/ Renah Persofsky	Director	August 31, 2022
Renah Persofsky

/s/ Aaron LoCascio	Director	August 31, 2022
Aaron LoCascio

/s/ Adam Schoenfeld	Director	August 31, 2022
Adam Schoenfeld

/s/ Richard Taney	Director	August 31, 2022
Richard Taney

/s/ Jeff Uttz	Director	August 31, 2022
Jeff Uttz